Exhibit 99.1

News Release

Ritchie Bros. amends and extends Credit Facilities

August 17, 2020

•	US$530 million revolving credit facility to support operating cash flow needs and higher business volumes

•	US$100 million delayed-draw term loan that was used to fund a portion of the acquisition of IronPlanet in May 2017

•	Maturity date extended to October 27, 2023

•	Syndicate consists of 13 banks

VANCOUVER, August 17, 2020 /CNW/ - Ritchie Bros. Auctioneers Incorporated (NYSE & TSX; RBA, “Ritchie Bros.” and the “Company”), the world’s largest industrial auctioneer and a leading equipment distributor, is pleased to announce the closing of an amendment and extension of its credit agreement totaling US$630 million with a syndicate of lenders comprising:

(1)	Multicurrency revolving facilities of up to US$530 Million (the “Revolving Facilities”), and,

(2)	A delayed-draw term loan facility of up to US$100 Million (the “Delayed-Draw Facility” and together with the Revolving Facilities, the “Facilities”).

The maturity date of the Facilities has been extended from October 27, 2021 to October 27, 2023. The Delayed-Draw Facility will continue to amortize in equal quarterly installments in an annual amount of 10%, with the balance payable at maturity. The Facilities continue to be secured by the assets of the Company and certain of its subsidiaries in the United States and Canada.

“We are very pleased to have closed the extension of our credit facilities at this time,” said Sharon Driscoll, Chief Financial Officer of Ritchie Bros. “The extension of the credit facilities to October of 2023 complements our strong cash and working capital position and further strengthens our liquidity position and financial flexibility. We would like to thank our syndicate of banking partners for their support and demonstrating their confidence in our business, especially during these uncertain times.”

Bank of America, N.A. and RBC Capital Markets served as Joint Lead Arrangers and Joint Bookrunners. Bank of America, N.A. served as Administrative Agent and the Royal Bank of Canada as Syndication Agent.

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition Company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the Company's selling channels include: Ritchie Bros. Auctioneers, the world's largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company's suite of multichannel sales solutions also includes RB Asset Solutions, a complete end-to-end asset management and disposition system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy Auctioneers, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For investor inquiries, please contact:

Zaheed Mawani | Vice President, Investor Relations

Phone: 1.778.331.5219 | Email: zmawani@ritchiebros.com

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